EXHIBIT A


                  Names,   corporate  affiliations  and  business  addresses  of
individuals who may act during 1998, 1999 and 2000 in matters included within the exemption provided by paragraph (b) of Rule 71:

Central Power & Light Company

Richard Byrne
Bruce Evans
Arnaldo Guerra
David Hooper
Dennis A. Longoria
J. G. Sandoval
Olga Maldonado
Brenda L. Snider
W. H. Sullivan, Jr.
Ralph Underbrink
Gerald E. Vaughn